EMPLOYMENT AGREEMENT

AGREEMENT made as of  January 1, 2008, by and between  ImmunoBiotics, Inc., a Florida corporation having its principal office at 1060 Calle Negocio, Suite B, San Clemente, California 92673 (hereinafter referred to as the "Company"), and Thomas Lahey, currently residing at 8 Pacific Crest, Laguna Niguel, California 92677 (hereinafter referred to as "Executive").

W I T N E S S E T H

WHEREAS, the Company desires to employ Executive, and Executive desires to be employed by the Company, pursuant to the terms and conditions hereof;

NOW THEREFORE, in consideration of the premises and of the mutual promises herein contained, the parties hereto agree as follows:

1. EMPLOYMENT.  The Company hereby employs Executive and Executive hereby agrees to be employed by the Company, subject to the terms and conditions hereinafter set forth.

2. TERM.  The initial term of this Agreement shall begin on the date hereof (the "Employment Date") and shall continue until December 31, 2009, subject to prior termination in accordance with the terms hereof. Unless a new employment agreement is entered into by the parties, this Agreement shall automatically be renewed for successive one year periods unless either party notifies the other in writing within 90 days prior to the expiration of this Agreement that the Agreement will terminate upon its expiration.

3. DUTIES.   Executive shall serve as the President and Chief Executive Officer of the Company, with duties and responsibilities commensurate with that position, which shall include, but not be limited to, managing the day-to-day business of the Company, hiring the day-to-day management staff, the Company’s relationship with its licensees, negotiations regarding new potential significant business relationships and any financings, sale, partnership or strategic mergers involving the Company. In the performance of his duties, Executive shall comply with the policies of and be subject to the reasonable direction of the Board of Directors of the Company. Executive's principal place of employment shall be in San Clemente, California and notwithstanding that Executive shall be required to travel in the course of performing his duties, he shall not be required to move his permanent residence outside Laguna Niguel, California.

The Executive agrees to devote the time he deems necessary to the performance of the business of the Company and of any of its subsidiaries by which he may be employed. It shall not be a violation of this Agreement for Executive to (a) serve on corporate, civic, charitable and professional boards and committees, (b) manage personal investments or (c) provide consulting services to third parties so long as they do not materially interfere with the performance of Executive’s duties hereunder (d) devote time and attention to the business of SYNORx, Inc. or Vapor Extraction Technology, Inc.

4. COMPENSATION.  As compensation for the services to be rendered by Executive hereunder, the Company agrees to pay or cause to be paid to Executive, and Executive agrees to accept, an annual salary of $75,000, payable in bi-weekly installments.  The Executive shall receive annual increases in salary which shall be at least five percent (5%) per year for each subsequent year during this Employment Agreement.  In addition, the Executive shall receive  an annual bonus based upon a percentage of the Net Income (as hereinafter defined) of the Company equal to fifteen  percent (15%) of each dollar of Net Income.  For purposes hereof, Net Income shall be determined by the certified public accounting firm regularly retained by the Company in accordance with generally accepted accounting principles and shall be calculated as income from operations for the applicable period before the payment of any taxes or any noncash items such as depreciation or amortization. In addition, in the event of a change of control, as such term is defined in section 9 hereof, then Executive shall receive in addition to all other benefits hereunder, a bonus in the amount of one year of base salary to be immediately paid upon the end of the employment period.

5. ADDITIONAL COMPENSATION.  The Company may also pay Executive such other additional compensation as may from time to time be determined by the Company.  In this regard, Executive shall receive annual performance reviews in accordance with the Company's customary policies and practices.

6. EMPLOYEE BENEFITS. During the period Executive is employed hereunder, Executive shall be permitted to participate in all group health, life, hospitalization and disability insurance programs, pension plans, stock option plans and similar benefits that are now or may become available to the other senior executives of the Company.  During the period Executive is employed hereunder, Executive shall be entitled to 4 weeks paid vacation per year and 10 paid sick leave days. In the event the Executive does not use the days allotted above, the Executive shall be paid for those days as additional compensation at the end of each year.  The Company shall obtain and maintain during Executive’s employment, at its expense, “key man” life insurance on the life of Executive in an amount of $2,000,000. Executive shall be entitled to designate the beneficiary of $1,000,000 of such insurance.

7. REIMBURSEMENT OF EXPENSES.  During the period Executive is employed hereunder, the Company shall reimburse Executive for reasonable and necessary out-of-pocket expenses advanced or expended by Executive or incurred by him for or on behalf of the Company in connection with his duties hereunder in accordance with its customary policies and practices.

8. CAR ALLOWANCE.                                                During the period Executive is employed hereunder, Executive shall be entitled to a car allowance of $300 per month plus monthly parking expenses.

9. TERMINATION OF EMPLOYMENT; EFFECT OF TERMINATION.

(a) The Executive's employment hereunder may be terminated at any time upon written notice by the Company, upon the occurrence of any of the following events during the term of this agreement:

(i) the death of Executive;

(ii) the disability of Executive (as defined in paragraph (b);   For purposes hereof, the term "disability" shall mean the inability of Executive, due to illness, accident or any other physical or mental incapacity, to perform his duties in a normal manner for a period of  six (6) months (whether or not consecutive) in any twelve (12) month period during the term of this Agreement. or

(iii) the determination that there is cause (as hereinafter defined) for such termination. For purposes hereof, "cause" shall mean and be limited to, if one of the following events should occur during the employment term:

(A)   Executive is convicted in a court of law of a (i) felony or (ii) any crime or offense involving material misuse or misappropriation of money or other property of Company; or

(B)   Executive breaches a material provision of this Agreement and such breach continues for a period of thirty (30) days after written notice of such breach is given to Executive by Company.

(b) Executive may resign from his employment without good reason by notice to the Company at least sixty (60) days prior to the date of termination.

(c) Executive shall have the right to terminate Executive's employment hereunder at any time for good reason.  For purposes hereof, “good reason” shall mean, a reasonable determination by Executive that any of the following has occurred:

(i) A material breach by the Company of the terms of this Agreement, which breach is not cured promptly after notice thereof from Executive; or

(ii) A change in control which shall mean (a) any person becomes the beneficial owner (as term is defined in the Securities Exchange Act of 1934) directly or indirectly, of securities representing more than fifty percent (50%) of the total voting power of Company’s shares; or (b) a change in the composition of the Board of Directors as a result of which fewer than a majority of the directors are Incumbent Directors.  Incumbent Directors shall mean directors who are either directors of the Company on the date hereof or are elected by the Board of Directors with the affirmative vote of a majority of the Incumbent Directors at the time of election or (c) the Company merges with another corporation after which a majority of the shares of the resulting entity are not held by shareholders of the Company prior to the merger.

(iii) An assignment to Executive of any duties inconsistent with Executive’s position (including status, office, title, and reporting requirements) authority, duties or responsibilities as contemplated by Section 3 hereof which results in diminution in such position, authority, duties or responsibilities, excluding for this purpose an isolated and insubstantial action not taken in bad faith which is remedied by the Company after receipt of notice thereof given by Executive.

(d) In the event that Executive's employment is terminated by Executive for any reason other than good reason, Executive will be entitled to only his accrued salary through the date of termination and nothing more.

(e)  In the event that Executive's employment is terminated by Executive for good reason, the Company shall (i) pay to Executive, within thirty (30) days after the date of termination, any accrued base salary, bonus, vacation pay, expense reimbursement and any other entitlements under this Agreement to the extent not previously paid for an additional one year period and (ii) continue to provide benefits to Executive at least equal to those which would have been provided to him in accordance with the plans, programs, practices and policies which are applicable to other senior executives.

(f) If Executive’s employment is terminated by reason of Executive’s death, this Agreement shall terminate without further obligation other than payment of accrued obligations. If Executive’s employment is terminated by reason of Executive’s disability, this Agreement shall terminate without further obligation other than payment of (i) accrued obligations (ii) Welfare Benefit Continuation and (iii) Executive’s base salary for a period of six months following termination.

10. REPRESENTATIONS AND AGREEMENTS OF EXECUTIVE.

The Executive represents and warrants that he is free to enter into this Agreement and to perform the duties required hereunder, and that there are no employment contracts, restrictive covenants or other restrictions preventing the performance of his duties hereunder.

11. COVENANTS OF THE COMPANY.

(a) For a period of two years from the date of this Agreement, the Company shall not take any of the following actions without the approval of the Executive:

(i) Amend the Company’s bylaws or Certificate of Incorporation;

(ii) Change the composition of the Company’s Board of Directors;

(iii) Issue any additional debt or equity securities of the Company or any of its subsidiaries;.

In the event the Company breaches or attempts to breach any of the terms of this provision 11 or fails to make payments when due under this Agreement, the Executive is entitled to injunctive relief, without the obligation of posting a bond, and as part of any judgment, all costs and expenses, including legal fees, incurred in enforcing the terms of this Agreement or collecting payments due under this Agreement.

12. NON-COMPETITION.

Executive agrees that if his employment is terminated for any reason or if he leaves the employ of the Company for any reason, for a period of one (1) year from the date of such termination of employment, he will not directly or indirectly, as owner, partner, joint venture, stockholder, employee, broker, agent, principal, trustee, corporate officer or director, licensor or in any capacity whatsoever engage in, become financially interested in, be employed by, render consulting services to, or have any connection with, any business which is involved in the marketing or selling of nutraceutical products as it’s core business in competition with the Company ("Competitive Business"), in any geographic area where, during the time of his employment, the business of the Company or any of its subsidiaries is being  conducted in any manner whatsoever, or hire or attempt to hire for any Competitive Business any employee of the Company or any subsidiary thereof, or solicit, call on or induce others to solicit or call on, directly or indirectly, any customers  of the Company for the purpose of inducing them to purchase a product or service which may compete with any product or service of the Company; provided, however, that Executive may own any securities of any corporation which is engaged in such business and is publicly owned and traded but in an amount not to exceed at any one time five percent of any class of stock or securities of such company and Executive may continue in his role as an officer, director and shareholder of SYNORx, Inc.

If any portion of the restrictions set forth in paragraph (a) should, for any reason whatsoever, be declared invalid by a court of competent jurisdiction, the validity or enforceability of the remainder of such restrictions shall not thereby be adversely affected.

Executive declares that the foregoing territorial and time limitations are reasonable and properly required for the adequate protection of the business of the Company.  In the event any such territorial or time limitation is deemed to be unreasonable by a court of competent jurisdiction, Executive agrees to the reduction of either said territorial or time limitation to such area or period which said court shall have deemed reasonable.

The existence of any claim or cause of action by Executive against the Company or any subsidiary other than under this Agreement shall not constitute a defense to the enforcement by the Company or any subsidiary of the foregoing restrictive covenants, but such claim or cause of action shall be litigated separately.

13. NON-DISCLOSURE OF CONFIDENTIAL INFORMATION; INVENTIONS.

(a)  Executive shall not, during the term of this Agreement, and at any time following termination of this Agreement, directly or indirectly, disclose or permit to be known, to any person, firm or corporation, any confidential information acquired by him during the course of or as an incident to his employment hereunder, relating to the Company or any of its subsidiaries, the directors of the Company or its subsidiaries, any client of the Company or any of its subsidiaries, or any corporation, partnership or other entity owned or controlled, directly or indirectly, by any of the foregoing, or in which any of the foregoing has a beneficial interest, including, but not limited to, the business affairs of each of the foregoing.  Such confidential information shall include, but shall not be limited to, proprietary information, trade secrets, know-how, market studies and forecasts, competitive analyses, the substance of agreements with clients and others, client lists and any other documents embodying such confidential information. Confidential information shall not include information which (i) is or becomes part of the public domain without breach of this Agreement (ii) was known by Executive on a non-confidential basis prior to disclosure by the Company (iii) is independently received by Executive without the use of confidential information or (iv) is explicitly approved for release by written authorization of the Company.  It shall not be a breach of the terms of this Agreement if Executive discloses confidential information that it is legally required to disclose provided that Executive promptly notifies the Company of such requirement and, if requested by the Company, reasonably cooperates in the Company’s efforts to prevent or limit such disclosure.

(b)  All information and documents relating to the Company, its affiliates as hereinabove described (or other business affairs) shall be the exclusive property of the Company, and Executive shall use his best efforts to prevent any publication or disclosure thereof.  Upon termination of Executive's employment with the Company, all documents, records, reports, writings and other similar documents containing confidential information, including copies thereof, then in Executive's possession or control shall be returned and left with the Company. A copy of which may be retained by the Executive.

(c)  Any inventions, discoveries, concepts or ideas, or expressions thereof, whether or not subject to patents, copyrights, trademarks or service mark protections, and reduced to practice, which are conceived or developed by Executive while employed with the Company which relate to or result from the actual business, work, research or investigation of the Company shall be the sole and exclusive property of the Company.  Executive will do all things reasonably requested by the Company to assign to and vest in the Company the entire right, title and interest to any such inventions, discoveries, concepts, ideas or expressions thereof.

13. RIGHTS UPON BREACH.  Executive recognizes that the services to be rendered by him hereunder are of a special, unique, unusual, extraordinary and intellectual character involving skill of the highest order and giving them peculiar value, the loss of which cannot be adequately compensated for in damages.  In the event of a breach of this Agreement by Executive, the Company shall be entitled to injunctive relief, without the obligation of posting a bond, or any other legal or equitable remedies.    The remedies provided in this Agreement shall be deemed cumulative and the exercise of one shall not preclude the exercise of any other remedy at law or in equity for the same event or any other event.

14. AMENDMENT OR ALTERATION.  No amendment or alteration of the terms of this Agreement shall be valid unless made in writing and signed by both of the parties hereto.

15. GOVERNING LAW.  This Agreement shall be governed in all respects by the laws of the State of California.  Executive and the Company hereby irrevocably consent to the jurisdiction of any California State or Federal court over any action or proceeding arising out of any dispute between Executive and the Company, and Executive further irrevocably consents to the service of process in any such action or proceeding by the mailing of a copy of such process to Executive at the address set forth above.

16. SEVERABILITY. The holding of any provision of this Agreement to be illegal, invalid or unenforceable by a court of competent jurisdiction shall not affect any other provision of this Agreement, which shall remain in full force and effect.

17. NOTICES.  Any notices required or permitted to be given hereunder shall be sufficient if in writing, and sent by certified mail to the addresses set forth above or such other address as either party may from time to time designate in writing to the other, and shall be deemed given as of the date of the delivery or mailing.

18. WAIVER OR BREACH.  It is agreed that a waiver by either party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach by that same party.

19. ENTIRE AGREEMENT AND BINDING EFFECT.  This Agreement contains the entire agreement of the parties with respect to the subject matter hereof and shall be binding upon and inure to the benefit of the parties hereto and their respective legal representatives, heirs, distributees, successors and assigns.

20. ASSIGNMENT.  This Agreement may not be transferred or assigned by either party without the prior written consent of the other party.

21. SURVIVAL.  The termination of Executive's employment hereunder shall not affect the enforceability of Sections 11, 12, 13 and14 hereof.

22. FURTHER ASSURANCES.  The parties agree to execute and deliver all such further instruments and take such other and further action as may be reasonably necessary or appropriate to carry out the provisions of this Agreement.

23. HEADINGS.  The Section headings appearing in this Agreement are for purposes of easy reference and shall not be considered a part of this Agreement or in any way modify, amend or affect its provisions.

24. COUNTERPARTS.  This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together, shall constitute one instrument.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.

IMMUNOBIOTICS, INC.
By: ____________________________
Name: __________________________
Title:  __________________________

_________________________
Thomas Lahey